UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

COLUMBIA SPORTSWEAR COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Portland, Oregon

April 16, 2012

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Thursday, June 7, 2012, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy and/or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 7, 2012

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Thursday, June 7, 2012, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012;

3.	To approve, by non-binding vote, executive compensation;

4.	To approve the 1997 Stock Incentive Plan, as amended; and

5.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on April 3, 2012, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning April 9, 2012, at our corporate headquarters.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary

Portland, Oregon

April 16, 2012

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Thursday, June 7, 2012, at Columbia’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2011 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 16, 2012. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2011 Annual Report to Shareholders and form of proxy, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of our Common Stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Annual Report to Shareholders, Proxy Statement and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Who Can Vote. Only shareholders of record at the close of business on April 3, 2012 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on April 3, 2012, 33,771,274 shares of our Common Stock, the only authorized class of voting security of the company, were issued and outstanding. Because holders of Common Stock are entitled to one vote per share, a total of 33,771,274 votes are entitled to be cast at the annual meeting.

How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and/or Change Your Vote. If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

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Attending the annual meeting and voting in person. If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 3, 2012, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	14,306,760	(2)	42.36
Gertrude Boyle	5,310,707		15.73
Sarah A. Bany	1,535,862	(3)	4.54
John W. Stanton	301,783	(4)	*
Bryan L. Timm	159,730	(5)	*
Michael W. McCormick	100,508	(6)	*
Stephen E. Babson	83,758	(7)	*
Thomas B. Cusick	59,888	(8)	*
Walter T. Klenz	52,715	(9)	*
Edward S. George	46,307	(10)	*
Murrey R. Albers	41,710	(11)	*
Andy D. Bryant	37,205	(12)	*
Ronald E. Nelson	1,868	(13)	*
Michael W. Cook Asset Management, Inc, dba SouthernSun Asset Management† 6070 Poplar Avenue, Suite 300, Memphis, TN 38119	1,820,572	(14)	5.39
Royce & Associates, LLC† 745 Fifth Avenue, New York, NY 10151	2,074,939		6.14
All executive officers and directors as a group (14 persons)	22,108,839	(15)	64.31

*	Less than 1%

†	Based solely on information set forth in Schedule 13G for the year ended December 31, 2011, as filed with the Securities & Exchange Commission.

(1)	Shares that the person or group has the right to acquire within 60 days after April 3, 2012 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 508,301 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s family, (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (c) 2,524,723 shares held in ten grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, (d) 1,000 shares held in the Boyle Columbia Sportswear Company Voting Trust, for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia Common Stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement) and (e) 135,044 shares held in two generation skipping trusts, for which Mr. Boyle’s wife is the trustee, for the benefit of Mr. Boyle’s family.

(3)	Includes (a) 253,401 shares held in two grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 264,331 shares held by DSRA, LLC and (c) 42,904 shares subject to options exercisable within 60 days after April 3, 2012 and 583 shares subject RSUs that vest within 60 days after April 3, 2012. Also includes 10,883 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 38,937 shares subject to options exercisable within 60 days after April 3, 2012 and 1,201 shares subject to RSUs that vest within 60 days after April 3, 2012.

(5)	Includes 146,975 shares subject to options exercisable within 60 days after April 3, 2012. Amount does not include 3,010 shares earned under the company performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2012.

(6)	Includes 80,095 shares subject to options exercisable within 60 days after April 3, 2012. Amount does not include 2,978 shares earned under the company performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2012.

(7)	Includes (a) 2,250 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 5,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 1,000 shares held by Mr. Babson’s wife and (d) 37,912 shares subject to options exercisable within 60 days after April 3, 2012 and 1,433 shares subject to RSUs that vest within 60 days after April 3, 2012.

(8)	Includes 53,465 shares subject to options exercisable within 60 days after April 3, 2012. Amount does not include 753 shares earned under the company performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2012.

(9)	Includes 37,711 shares subject to options exercisable within 60 days after April 3, 2012 and 1,201 shares subject RSUs that vest within 60 days after April 3, 2012.

(10)	Includes 11,101 shares held by Edward S. George and Vilora Lynn George, Trustees of the Amended and Restated George Family Trust, dated May 15, 2006. Also includes 33,005 shares subject to options exercisable within 60 days after April 3, 2012 and 1,201 shares subject to RSUs that vest within 60 days after April 3, 2012.

(11)	Includes 33,005 shares subject to options exercisable within 60 days after April 3, 2012 and 2,129 shares subject to RSUs that vest within 60 days after April 3, 2012.

(12)	Includes 26,172 shares subject to options exercisable within 60 days after April 3, 2012 and 1,433 shares subject to RSUs that vest within 60 days after April 3, 2012.

(13)	Includes 839 shares subject to options exercisable within 60 days after April 3, 2012 and 729 shares subject to RSUs that vest within 60 days after April 3, 2012.

(14)	As reported, holder has sole power to vote or to direct the vote to 1,593,217 shares.

(15)	Includes 598,074 shares subject to options exercisable within 60 days after April 3, 2012, and 9,910 shares subject to RSUs that vest within 60 days after April 3, 2012.

CORPORATE GOVERNANCE

Board Involvement in Risk Oversight. Columbia’s management is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risks to the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consist of independent directors and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and Columbia’s belief that having a strong, independent group of directors is important for good governance.

The Board of Directors also oversees and participates in a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia’s business and to evaluate how Columbia’s corporate strategies align to manage those risks. Annually, each independent director participates in interviews and provides his judgment and assessment of the relative likelihood and magnitude of risks identified. The overall assessment also includes participation from company executives and a broad selection of managers. The results of the annual assessment are reviewed with and discussed by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate actions to address the management of the risks.

Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics for which a confidential compliance line has been established for employees to report violations of the Code, and the chairs of the Audit Committee and the Nominating and Corporate Governance Committee receive copies of all reports.

Corporate Governance Guidelines. Columbia’s Board of Directors has adopted and annually reviews Corporate Governance Guidelines that address:

•	Director qualifications;

•	Director independence;

•	Director responsibilities;

•	Board committees;

•	Director access to officers, employees and others;

•	Director compensation;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and management succession;

•	Annual board and committee performance evaluations; and

•	Review of the Corporate Governance Guidelines.

A copy of our Corporate Governance Guidelines is available on our website at www.columbia.com.

Independence. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent, as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz, Nelson and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. There are no undisclosed transactions, relationships, or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as representatives, consultants and agents in their dealings with or on behalf of Columbia. Employees have access to a confidential compliance line operated by an outside agency where they can report concerns anonymously. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with the Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Leadership. Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs separate roles:

•	Chairman of the Board;

•	President and Chief Executive Officer; and

•	Chair of the Nominating and Corporate Governance Committee.

Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our President and Chief Executive Officer. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our President and Chief Executive Officer rather than our Chairman. As Chairman, Mrs. Boyle is recognized as a leader, keeper of institutional knowledge and significant stakeholder of Columbia. As President and Chief Executive Officer, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the President and Chief Executive Officer convene, establish agenda items for, and preside over meetings of the Board.

Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia’s corporate governance structures and practices include several independent oversight mechanisms. For example,

•

seven of the Board’s ten members and each of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees are independent directors under applicable NASDAQ listing rules;

•	each director is free to suggest the inclusion of items for the Board’s agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

•	the charters of each of the Board’s standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia’s management.

Moreover, the Board believes Columbia’s corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia’s management and key issues related to long-range business plans, strategy and risks, and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:

•	convenes and presides over meetings of the independent directors in executive session;

•	convenes and presides over an annual off-site meeting of the independent directors; and

•	is available for consultation and direct communication from shareholders, if requested.

In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.

We intend to reexamine our Board leadership structure on an ongoing basis to ensure that it continues to meet Columbia’s needs.

Board Meetings. The Board of Directors met five times in 2011. Three executive sessions of the Board of Directors were held in 2011. Each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which the director serves. We do not maintain a formal policy regarding director attendance at annual shareholder meetings. Three of our ten directors attended our 2011 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2011, are described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant, Nelson and Stanton. Mr. Nelson joined the Committee in January 2012. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2011. Mr. George chairs the Audit Committee.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the company’s executive officers and administers the company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan and the Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2011. Mr. Albers chairs the Compensation Committee.

The Compensation Committee retained PricewaterhouseCoopers LLP as its outside compensation consultant for 2011. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation;

•	general information on compensation practices at other companies;

•	specific data on the compensation paid to executive officers at peer companies; and

•	analyses of performance measures used in incentive programs.

PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs; and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.

PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee, but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Vice President of Global Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters. Moreover, PricewaterhouseCoopers provides our Vice President of Global Human Resources and our President and CEO with copies of the information provided to the Committee.

In 2011, management separately engaged PricewaterhouseCoopers to perform tax consulting services. Tax consulting arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PricewaterhouseCoopers representative who provides services to the Committee did not participate in these tax consulting services. Also in 2011, Columbia subscribed to PricewaterhouseCoopers’ update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia to PricewaterhouseCoopers in 2011 for all services, as categorized below:

2011
Executive and Director Compensation Consulting Fees(1)	$88,580
Other Fees(2)	$369,594

Total	$458,174

(1)	Fees for services requested and approved by the Compensation Committee and billed to Columbia by PricewaterhouseCoopers LLP in 2011 consisted of (i) industry survey and analysis of executive positions and industry survey and analysis of executive compensation and hiring packages; (ii) director compensation survey and analysis; (iii) executive compensation trend analyses; (iv) equity plan design and analysis; and (v) attendance at Compensation Committee meetings.
(2)	Other fees for services requested and approved by management consisted of domestic and international tax consulting and transaction analyses, a regulatory update service and customs advice.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Albers, Babson, Bryant, George, Klenz, Nelson and Stanton. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met three times in 2011. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J.

Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2012 will be considered for nomination at the 2013 Annual Meeting of Shareholders. Recommendations received after December 31, 2012 will be considered for nomination at the 2014 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Committee believes will best serve Columbia. In evaluating director candidates, the Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements. The Committee also believes key members of our management should participate as members of the Board.

As described above, our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and seven of our ten directors qualify as independent. The Board believes that all of our independent directors (i) are financially literate and (ii) possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.

The Board believes that our directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our independent directors have substantial senior executive-level business experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications and skills, see the director profiles set forth under “Election of Directors” below.

Board Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Committee considers a broad range of background and experience in its assessment. The Committee considers these and other factors as it oversees the annual Board and committee assessments.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by Columbia as a general merchandising manager. Joseph P. Boyle receives an annual salary of $161,250 and is eligible to receive bonus, equity and employment benefits available to other employees in comparable positions. The Nominating and Corporate Governance Committee reviewed and ratified this arrangement.

B2 Flight LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife, leases its aircraft to Columbia for business use upon request and on a per use basis at prices comparable to commercial airfare for each business traveler. Columbia directly employs pilots and a mechanic for flight crew services and pays all related costs. Such costs are billed to and reimbursed by B2 Flight LLC, net of a portion allocable to Columbia’s business use of the aircraft. In 2011, Columbia paid B2 Flight LLC $81,704 for use of the aircraft. Columbia also incurred expenses totaling $71,447 for related flight crew services (net of $411,007 reimbursed by B2 Flight LLC). We believe that these transactions were on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

Our Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols. The former police officer is an in-law of Timothy P. Boyle.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% or greater shareholder, or any immediate family member of an officer, director, or 5% or greater shareholder (“related person”) pursuant to our related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee’s guidelines and are appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2011.

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.

Each director who is not a Columbia employee receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•

a grant of time-based restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 cash retainer, allocated between stock options and/or restricted stock unit awards that vest in full on the first anniversary of the grant date. As described in more detail below, in 2011, five of our eight non-employee directors elected to receive equity compensation in lieu of half or all of their $60,000 annual board service fee for the twelve month period beginning May 27, 2011.

In January 2010, the Board of Directors modified the compensation program for non-employee directors by permitting directors who own more than $50 million of Columbia Common Stock to elect to receive cash in lieu of the annual equity award. Cash payments are made in a single lump sum based on the present value of $100,000 if paid over the three-year period applicable to the annual equity awards. Sarah A. Bany elected to receive cash in lieu of the 2011 annual equity awards.

2011 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	158,488	—	—	3,500	161,988
Murrey R. Albers	40,000	110,056	50,010	3,500	203,566
Stephen E. Babson	55,000	65,024	65,026	1,041	186,091
Andy D. Bryant	50,000	65,024	65,026	3,500	183,550
Edward S. George	90,000	50,014	50,010	2,677	192,701
Walter T. Klenz	80,000	50,014	50,010	3,394	183,418
Ronald E. Nelson	20,000	80,035	50,010	636	150,681
John W. Stanton	50,000	50,014	80,023	3,500	183,537

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718—Stock Compensation. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for the year ended December 31, 2011, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards held as of December 31, 2011, by each of our directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	583	42,904
Murrey R. Albers	3,010	42,113
Stephen E. Babson	2,314	40,698
Andy D. Bryant	2,314	28,958
Edward S. George	2,082	35,791
Walter T. Klenz	2,082	43,747
Ronald E. Nelson	1,258	2,515
John W. Stanton	2,082	41,723

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.

Annual cash fees paid to the directors are recommended by the Compensation Committee for Board approval and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2011 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Babson, Bryant, Nelson and Stanton each elected to receive equity in lieu of $30,000 of the annual fees due to them for 2011-2012 service and Mr. Albers elected to receive equity in lieu of $60,000 of the annual fees due to him for 2011-2012 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in Footnote 1 above.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz, Ronald E. Nelson and John W. Stanton. Each nominee is now a director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted.

Name, Principal Occupation, Other Directorships and Qualification Highlights

Gertrude Boyle (age 88) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as Columbia’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother. Mrs. Boyle has been involved in the business throughout its various stages and, in particular, she has been an active participant in Columbia’s promotional campaigns. Mrs. Boyle’s philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia’s community relationships.

Timothy P. Boyle (age 62) has served on the Board of Directors since 1978. Mr. Boyle joined Columbia in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brewers Alliance, Inc. (Nasdaq: BREW). Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother. Mr. Boyle has spent his entire business career growing Columbia into one of the largest outerwear companies in the world. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.

Sarah A. Bany (age 53) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company, where she currently serves as Executive Vice President of Brand Development. From 1979 to August 1998, Ms. Bany held various positions at Columbia, including Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister. Ms. Bany’s years of service at Columbia and her brand development experience has resulted in a deep understanding of Columbia’s business, particularly with respect to brand enhancement and marketing.

Murrey R. Albers (age 71) has served on the Board of Directors since July 1993. Mr. Albers chairs the Compensation Committee. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers’ executive experience provides Columbia with insights into operations, acquisitions and valuable business relationships in the region where Columbia operates its headquarters.

Stephen E. Babson (age 61) has served on the Board of Directors since July 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee. Mr. Babson has been a managing director in Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation, Columbus Foods, LLC, Little Red Services, Inc., National Frozen Foods Corporation, New Seasons Market, LLC, Northland Transportation Company, Tidewater Holdings, Inc., Bristol Farms, Inc. and Vigor Industrial, LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.

Andy D. Bryant (age 61) has served on the Board of Directors since 2005. Mr. Bryant is Executive Vice President, Vice Chairman and designated Chair-Elect of Intel Corporation (Nasdaq: INTC). Mr. Bryant was

named a director and vice chairman of Intel in July 2011 and most recently served as Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation until January 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the Board of Directors of Synopsys, Inc. (Nasdaq: SNPS) from 1999 to 2005 and is a member of the board of directors of Intel Corporation, Kryptiq Corporation and McKesson Corporation (NYSE: MCK). Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George (age 75) has served on the Board of Directors since 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George’s banking experience provides the Board and the Audit Committee, for which he serves as chair, with valuable financial expertise. The Board has designated Mr. George as an “audit committee financial expert.”

Walter T. Klenz (age 66) has served on the Board of Directors since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group and J. Lohr Winery, both privately-held wine companies. Mr. Klenz brings a combination of global branding, distribution, financial and operational expertise to the Board.

Ronald E. Nelson (age 69) has served on the Board of Directors since 2011. He joined NIKE, Inc. in 1976 and went on to serve as vice president from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and served as president of NIKE’s Japanese subsidiary from 1995-1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia Sportswear in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

John W. Stanton (age 56) has served on the Board of Directors since 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in wireless-related companies, and Trilogy International Partners, which operates wireless systems internationally. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chairman and Chief Executive Officer of VoiceStream Wireless Corporation. From March to August 2011, Mr. Stanton served as interim Chief Executive Officer of Clearwire Corporation (Nasdaq: CLWR). Mr. Stanton is chairman of the board of directors of Clearwire Corporation and previously served on the board of directors of Hutchison Telecommunications International Limited. Mr. Stanton’s executive and entrepreneurial experiences provide Columbia with insights into global operations, strategic planning, mergers and acquisitions and financial matters.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance, and oversight regarding the financial information provided by the company to the public or governmental bodies, the company’s systems of internal controls, and the company’s auditing, accounting, and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.

Deloitte & Touche LLP, the company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the relationship between the company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:

•	reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees);

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the company and its management; and

•

reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the year ended December 31, 2011 be included in the company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

Ronald E. Nelson

John W. Stanton

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2012 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.

Principal Accountant Fees and Services

For work performed in regard to fiscal years 2010 and 2011, we paid Deloitte & Touche LLP the following fees for services, as categorized below:

	2010	2011
Audit Fees(1)	$1,416,563	$1,590,570
Audit-Related Fees(2)	75,550	20,927
Tax Fees(3)	143,623	79,353
All Other Fees	—	—

Total	$1,635,736	$1,690,850

(1)	Fees for audit services billed to Columbia by Deloitte & Touche LLP in 2010 and 2011, which services consisted of:

•	audit of Columbia’s annual financial statements and Sarbanes-Oxley Act Section 404 related services;
•	reviews of Columbia’s quarterly financial statements; and
•	statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.
(2)	Fees for audit-related services billed to Columbia by Deloitte & Touche LLP in 2010, which services consisted of employee benefit plan audits and an International Financial Reporting Standards (IFRS) conversion diagnostic, and fees for audit-related services billed to Columbia by Deloitte & Touche LLP in 2011, which services consisted of employee benefit plan audits.

(3)	Fees for tax services billed to Columbia by Deloitte & Touche LLP in 2010 and 2011, which services consisted of:

•	federal tax return compliance assistance;
•	foreign tax compliance, planning and advice;
•	requests for technical advice from taxing authorities; and
•	assistance with tax audits and appeals.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy

All of the services performed by Deloitte & Touche LLP in 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm for the 2012 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated officers in 2011, whom we collectively refer to as our named executive officers. Our named executive officers are:

•	Timothy P. Boyle, President and CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, Executive Vice President and Chief Operating Officer, or COO;

•	Michael W. McCormick, Executive Vice President of Global Sales and Marketing; and

•	Thomas B. Cusick, Senior Vice President and CFO.

In this CD&A, the terms “we,” “us,” “our” and “the company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior executive officers, and references in this CD&A to executive officers generally include the named executive officers and the other senior executive officers.

Executive Summary

In 2011, Columbia’s sales grew 14% to a record $1.694 billion. This growth was fueled by double-digit sales increases from all three of our major brands and each of our product categories. Our full year operating margin was 8.1%, an increase from 7.0% for 2010. Overall, we saw encouraging growth in each of our major brands, due in large part to our emphasis on product innovation, enhanced styling, improved retail presentation and integrated marketing. In particular, the company achieved a 68% increase in global Sorel sales, from $89.7 million for 2010 to $150.3 million for 2011.

Columbia’s executive compensation program aims to reward performance; our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. The following are highlights related to Columbia’s 2011 compensation program for our named executive officers:

•	For each named executive officer other than Mrs. Boyle, more than 50% of the officer’s actual 2011 compensation was “at-risk,” or subject to performance requirements.

•

Columbia’s 2011 net sales increased $210.5 million, or 14%, to a record $1.694 billion, and 2011 earnings per diluted share were $3.03, compared to $2.26 per diluted share in 2010, resulting in the achievement of 102.5% of the target bonus awards established under the Executive Incentive Compensation Plan.

•

The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of the RSUs vest based on achievement of specified long-term performance goals.

•

In addition, in January 2011, the Compensation Committee awarded each of Messrs. McCormick and Timm, a one-time $1 million (grant date fair value) extraordinary long-term equity award as a way to ensure our retention of these executives. This equity award was awarded half in the form of stock options and half in the form of time-based RSUs, both vesting 100% on the fifth anniversary of the grant date.

•

The named executive officer’s performance-based RSUs for the 2009-2011 performance period were earned based on achieving 123.1% of the target award amounts with respect to the portion based on achievement of the pre-established minimum levels of operating income and return on invested capital; however, the portion of these RSUs vesting based on achievement of pre-established minimum levels of average operating margin relative to peers for that period did not vest and were forfeited.

•	Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•	Salary increases for the named executive officers ranged from 4% to 12% based on market conditions and performance factors.

•	For each named executive officer other than Mrs. Boyle, bonus and equity awards comprised more than 50% of the target total direct compensation.

•

Mr. Boyle’s total cash compensation (salary and bonus) for 2011 was $1,867,821, of which $1,008,590 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan.

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers were consistent with the levels generally provided by competitive companies. Columbia has no long-term cash compensation program for its named executive officers.

•

Each of our executive officers is employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate.

•	In 2011, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.

Overview of Executive Compensation Program

In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of product quality, performance and execution in support of our corporate strategies and operating plans.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits competitive with what is offered by companies similar to ours. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

Risk and Compensation

We believe our compensation programs for executive officers appropriately encourage prudent risk taking to achieve long-term shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including:

Principle	Practice

Governance	• all Compensation Committee members are independent, non-employee Board members

Program Design

•     our programs are designed to provide motivation for our strategic objectives, short and long-term financial performance, and growth in shareholder value, while also promoting the attraction and retention of executive talent

•     our programs balance strategic, financial and shareholder measures

•     our programs balance short and long-term performance and cash and equity compensation

•     the vesting periods of long-term incentives provide long-term alignment with shareholders

•     maximum amounts payable are established under performance-based incentive programs

Program Implementation and Management

•     our Compensation Committee establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period

•     our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant

•     base salaries and annual adjustments are based on market practices and our financial condition and provide total compensation that is competitive with other companies in our industry

•     annual cash incentive payouts have varied over time, commensurate with business and individual executive performance

•     long-term incentive payouts have varied over time based on both the company’s financial performance and stock price performance, which align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns

•     our executive compensation program processes are consistent with those established by the Compensation Committee and are monitored by the company’s human resources, finance and legal functions

Components of compensation

We have a relatively simple compensation program. For 2011, our compensation program for named executive officers included the following three main components:

•	base salary;

•	annual, short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based and time-based RSUs.

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites that are available to all our U.S. employees. Each of these elements helps us achieve the objectives of our compensation program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Compensation process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer.

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total direct compensation at target performance levels. We believe annual compensation paid to our named executive officers, other than Mrs. Boyle and Mr. Boyle, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40% (excluding Messrs. McCormick and Timm’s 2011 one-time extraordinary long-term equity retention awards), of each named executive officer’s potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 42% of our outstanding Common Stock, and our Chairman, who currently holds approximately 16% of our outstanding Common Stock, have not historically received, and in 2011 did not receive, any equity compensation awards.

Although we do not engage in traditional benchmarking, as part of our process for determining compensation, we review compensation analyses provided by our independent compensation consultant, PricewaterhouseCoopers LLP, as described in more detail below, that include an estimate of the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation, the Compensation Committee subjectively considers the relationship between the amount of compensation and the approximate median for each of these compensation measures. We also consider several other factors when determining appropriate compensation levels for each executive officer, including:

•	our analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, expectations, expertise, skills and knowledge;

•	labor market conditions; and

•	advice from our independent compensation consultant.

Our approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation.

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our President and CEO and our Vice President of Global Human Resources and other factors it deems relevant. Recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and CEO and our Vice President of Global Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and CEO typically does not make recommendations regarding his own compensation, which is solely the responsibility of the Committee.

The Compensation Committee considers, in addition to the factors described above:

•	individual’s accumulated vested and unvested equity awards;

•	current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards;

•	vesting schedule of the individual’s outstanding equity awards;

•	comparison of individual equity awards between executive officers and in relation to other compensation elements;

•	shareholder dilution;

•	total accounting expense as part of its annual evaluation of executive compensation; and

•	shareholders’ advisory votes on executive compensation.

The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Competitive survey information

We review multiple compensation survey sources analyzed by our independent compensation consultant, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Watson (retail/wholesale and general industry) and IPAS® (apparel/footwear retail industry) specialty surveys. Our independent compensation consultant compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Towers Watson (general industry). These surveys include participating companies that are both smaller and larger than us based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Although we do not use this data formulaically, we consider the median, or 50th percentile, of the composite data as one among many factors as part of our subjective analysis regarding the appropriate amounts and types of executive compensation.

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct, for federal income tax purposes, for compensation paid to our President and CEO and to each of our three most highly compensated officers (other than the President and CEO and the Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In some circumstances, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers. For example, in 2011 the Committee awarded each of Messrs. McCormick and Timm, a one-time $1 million (grant date fair value) extraordinary long-term equity award of which a portion may not be deductible under 162(m). In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

Analysis of 2011 named executive officer compensation

General

Our competitive compensation analyses for 2011 identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of our independent compensation consultant, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work and responsibilities. Mrs. Boyle plays a prominent role in our civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2011, the Committee determined that Mrs. Boyle’s target total direct compensation should be approximately between 60% and 70% of our President and CEO’s target total direct compensation.

The 2011 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2011 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation(1)($)	Target Equity Incentive Compensation(2)($)	Target Total Direct Compensation(3)($)
Timothy P. Boyle President and CEO	865,000	110%	1,816,500	—	1,816,500

Gertrude Boyle Chairman of the Board	848,000	50%	1,272,000	—	1,272,000

Bryan L. Timm Executive Vice President and COO	510,000	70%	867,000	1,500,938	2,367,938

Michael W. McCormick Executive Vice President of Global Sales and Marketing	510,000	70%	867,000	1,500,938	2,367,938

Thomas B. Cusick Senior Vice President and Chief Financial Officer	400,000	50%	600,000	360,674	960,674

(1)	Target Total Cash Compensation equals the sum of annual salary plus target bonus.

(2)	Target Total Equity Incentive Compensation equals the estimated and probable fair value of 2011 stock options, time-based and performance-based RSU awards, including Messrs. McCormick and Timm’s one-time $1 million extraordinary long-term equity awards.

(3)	Target Total Direct Compensation equals the sum of annual salary plus target bonus plus the estimated and probable fair value of 2011 stock options, time-based and performance-based RSU awards.

As part of our analysis in establishing 2011 compensation, we noted that, assuming that the target bonus levels and equity-based incentives performance targets were achieved for Messrs. Cusick, McCormick and Timm total direct compensation (annual salary plus target bonus plus the estimated and probable fair value of equity incentives, excluding Messrs. Timm and McCormick’s 2011 one-time extraordinary long-term equity retention awards) was at the approximate competitive median. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock.

Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation (excluding Messrs. McCormick and Timm’s 2011 one-time extraordinary long-term equity retention awards) of our named executive officers for 2011 consisted, on average, of the following proportions of components: 38% in base salary, 25% in target short-term incentive compensation, and 37% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Base salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” In 2011, the Committee recommended pay increases for each of the named executive officers, including: a 4% increase for each of Mr. Boyle and Mrs. Boyle, a 5% increase for each of Mr. Timm and Mr. McCormick and a 12% increase for Mr. Cusick. We determined the specific amount of each increase based on our subjective analysis of each executive’s responsibilities and job performance, and we considered the competitive median base salary data for each position as one among many factors as part of our subjective analysis. Annual salary adjustments typically become effective in March.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement of corporate and personal objectives. Any discretionary cash bonuses are made outside of the Executive Incentive Compensation Plan. The Compensation Committee elected not to award discretionary cash bonuses to any named executive officers related to 2011 performance.

The following table also summarizes the various components of the potential 2011 bonus payouts under the plan as approved by the Committee.

2011 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Target Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle President and CEO	110%	80%	20%	22%	24%	88%	176%

Gertrude Boyle Chairman of the Board	50%	80%	20%	10%	20%	40%	80%

Bryan L. Timm Executive Vice President and COO	70%	80%	20%	14%	28%	56%	112%

Michael W. McCormick Executive Vice President of Global Sales and Marketing	70%	80%	20%	14%	28%	56%	112%

Thomas B. Cusick Senior Vice President and Chief Financial Officer	50%	80%	20%	10%	20%	40%	80%

(1)	The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and company performance is at least 65% of the pre-tax income target established by the Compensation Committee.

(2)	The Threshold Company Performance Component is paid out if 80% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the minimum company performance component required by the Compensation Committee.

(3)	The Stretch Company Performance Component is paid out if 120% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the maximum company performance component.

We considered market composite data as one among many factors in our subjective analysis regarding the appropriate bonus target for each executive officer. Our President and CEO’s target bonus amount constitutes a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and CEO to date has not received equity compensation awards. Assuming the target bonus levels were achieved, Mr. Boyle’s total cash compensation (annual salary plus target bonus) for 2011 was 9% above the competitive market median total cash compensation; however, Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that he does not receive any equity-based incentives. Mrs. Boyle’s total cash compensation was set at approximately 70% of our President and CEO’s total cash compensation. Total cash compensation for each of our other named executive officers was in a range between 13% above and 10% below the market median of the competitive market data reviewed by the Compensation Committee.

The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which the company meets or exceeds a company performance target set by the Compensation Committee and the named executive officer meets or exceeds individual performance objectives. The company performance component for 2011 was based on achieving a specified level of pre-tax net income, excluding bonus payments and specified extraordinary items, to align with our strategic plan and expectations regarding our performance. For 2011, the pre-tax income target set by the Committee was $155,700,000 before income tax and bonus expense and excluding specific extraordinary items.

Over the past five years, we have achieved:

•	performance in excess of the company performance target three times, but have not achieved the maximum, “stretch” performance level; and

•	an average payout percentage of 103% of the company performance target award opportunity for the four years in which the minimum threshold was met and a payout was made.

The Committee intends to set the threshold and stretch company performance target levels so that the relative difficulty of achieving the company performance target level is consistent from year to year.

The remaining 20% of the total bonus was based on the named executive officer’s individual performance during the year. The maximum individual performance component is limited to 20%. The individual performance objectives, other than those of the President and CEO, were set early in 2011 by our President and CEO and consist of financial, operational, brand and product, and personal goals. The amount of actual cash bonus paid to each named executive officer under this portion of the bonus is based in large part on our President and CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives, which were set early in 2011 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and company performance was at least 65% of the pre-tax income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.

For 2011, we achieved net income of 102.5% of the company performance target set by the Compensation Committee. Accordingly, the company performance component was earned and payable, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts for 2011. Based on the CEO’s assessments, the named executive officers, other than the Chairman and President and CEO, were awarded between 80% to 100% of their individual performance objectives.

2011 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle President and CEO	152,240	856,350	1,008,590

Gertrude Boyle Chairman of the Board	84,800	381,600	466,400

Bryan L. Timm Executive Vice President and COO	71,400	321,300	392,700

Michael W. McCormick Executive Vice President of Global Sales and Marketing	57,120	321,300	378,420

Thomas B. Cusick Senior Vice President and Chief Financial Officer	40,000	180,000	220,000

Equity-based incentives

Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding our Chairman and our President and CEO who do not receive equity awards, take the form of stock options and both performance-based and time-based RSUs.

Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total equity grant values than we had previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock are being used increasingly by other companies as significant equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

We have established appropriate written policies and practices regarding the timing and pricing of equity awards and do not time equity incentive grants in connection with the release of material non-public information.

The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers, other than our Chairman and our President and CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	30%
Time-Based Restricted Stock Units	25%
Total	100%

We chose these types of awards and established this weighting based on the recommendation of our independent compensation consultant to provide an effective incentive for the executive officers, particularly in light of prevailing economic uncertainty. The Compensation Committee awarded a competitive value of RSUs and stock options that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. We do not believe that the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table is a measure of the compensation actually received or that may be received by our named executive officers. We believe our executive officers are motivated by the potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases.

In January 2011, the Compensation Committee awarded each of Messrs. McCormick and Timm, a one-time $1 million (grant date fair value) extraordinary long-term equity award as a way to ensure our retention of these executives. This equity award was awarded half in the form of stock options and half in the form of time-based RSUs, both vesting 100% on the fifth anniversary of the grant date.

The number of performance-based RSUs that vest is determined by reference to achievement of specified performance goals during the performance period. Similar to 2010, for performance-based RSU grants for the 2011 through 2013 performance period, if cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may be awarded from 0% to 170% of the shares awarded, depending on the relative achievement of the target levels. If minimum levels of cumulative operating income and average return on invested capital are not met, rather than the RSUs being forfeited, a percentage of the RSUs nonetheless will vest if our average operating margin over the 2011 through 2013 period exceeds the 25th percentile rank relative to a three-year average operating margin of a specific peer group of companies. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period; however, volatile economic conditions and a significant shift in our business model have increased the uncertainty of our planning and forecasts and the relative difficulty of establishing appropriate targets. The Committee intended that the secondary measure of relative three-year average operating margin performance against an industry peer group would provide a means of earning performance shares during periods of significant volatility and provide a reward for managing through difficult business cycles, controlling for industry effects. Under this secondary performance measure, if Columbia’s three-year average operating margin is below the 25th percentile of the peer group, no RSUs vest. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if our three-year operating margin is above the 25th percentile of the peer group is as follows:

Columbia’s Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%

The relative operating margin measure compares our three-year average operating margin to a peer group consisting of the following companies: Carters, Inc., Deckers Outdoor Group, Hanesbrands Inc., Jones Apparel

Group, K-Swiss Inc., Liz Claiborne Inc., NIKE Inc., Oxford Industries, Philips-Van Heusen Corporation, Polo Ralph Lauren Corp., Quiksilver, The Timberland Company, Under Armour Inc., VF Corporation, Volcom, Inc., Warnaco Group Inc., and Wolverine World Wide Inc. The companies in the peer group were approved by the Compensation Committee, and were chosen based on their comparability with our business.

If data becomes unavailable for any company during the three-year cycle, due to a transaction or otherwise, operating margin will be averaged over the period for which data is available.

In 2009, the Committee granted RSU awards for the performance period 2009-2011 with the following targets:

(a)	50% of the award subject to increase or forfeiture based on cumulative operating income and average return on invested capital of Columbia in the performance period, as defined below:

	Cumulative Operating Income (2009-2011) (dollars in millions)
	At Least	$250	$270	$290	$310	$330
Average Return on Invested Capital (2009-2011)	7.0%	0%	0%	0%	5%	15%
	8.5%	0%	0%	20%	40%	55%
	10.0%	20%	40%	60%	90%	105%
	11.5%	45%	65%	90%	115%	130%
	13.0%	65%	85%	110%	140%	150%

(b)	50% of the award subject to forfeiture based on the average operating margin of Columbia relative to the average operating margin of companies in Columbia’s peer group for the performance period, as defined below:

Columbia’s Percentile Rank	% of RSUs that Vest
50-59	20%
60-69	40%
70-79	60%
80-89	80%
90+	100%

The minimum levels of operating income and return on invested capital were exceeded for the 2009-2011 period. Each named executive officer will be eligible to receive 123.1% of that portion of the award once the award becomes fully vested on December 31, 2012. The percentage of the award payable was determined by interpolation between data points. Our average operating margin for the performance period fell below the 50th percentile of the peer group; therefore, no RSUs will vest for that portion of the award. As a result, if Mr. Cusick continues employment with us through December 31, 2012, he will receive 753 shares; if Mr. McCormick continues employment with us through December 31, 2012, he will receive 2,978 shares and if Mr. Timm continues employment with us through December 31, 2012, he will receive 3,010 shares.

Change in control severance plan

In 2009, the Board adopted a change in control severance plan that offers certain key employees, including the named executive officers, based on level of position, income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also secures for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The Board believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2011	859,231	—	—	—	1,008,590	28,289	1,896,110
President and CEO	2010	830,192	—	—	—	1,421,838	33,336	2,285,366
	2009	810,000	—	—	—	686,556	28,687	1,525,243

Gertrude Boyle	2011	842,423	—	—	—	466,400	66,601	1,375,424
Chairman of the Board	2010	814,385	—	—	—	642,096	20,635	1,477,116
	2009	795,000	—	—	—	332,310	64,785	1,192,095

Bryan L. Timm	2011	524,808	—	773,933	727,005	392,700	59,378	2,477,824
Executive Vice President and COO	2010	498,519	—	278,660	243,237	532,336	50,418	1,603,170
	2009	461,202	140,000	358,505	152,245	266,644	35,663	1,414,259

Michael W. McCormick	2011	505,192	—	773,933	727,005	378,420	54,854	2,439,404
Executive Vice President of Global Sales and Marketing	2010	477,308	—	278,660	243,237	532,336	42,691	1,574,232
	2009	443,116	60,000	356,191	150,645	266,644	30,738	1,307,334

Thomas B. Cusick	2011	399,519	—	197,230	163,444	220,000	41,428	1,021,621
Senior Vice President and Chief Financial Officer	2010	352,962	—	184,894	161,330	280,280	26,090	1,005,556
	2009	327,592	—	198,584	120,556	139,100	21,673	807,505

(1)	For 2011, amounts include employee contributions deferred under our 401(k) Excess Plan as follows: Mr. Boyle, $0; Mrs. Boyle, $0; Mr. Timm, $106,063; Mr. McCormick, $154,272; and Mr. Cusick, $48,028.

(2)	The amounts set forth in the “Stock Awards” and “Option Awards” columns reflects the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation. For 2011, amounts for each of Messrs. McCormick and Timm, include a one-time $1 million extraordinary long-term equity award. This equity award was awarded half in the form of stock options and half in the form of time-based RSUs. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. For example, Mr. Timm, Mr. McCormick and Mr. Cusick did not realize the full value for the 2009 performance-based RSU stock awards because not all of the performance objectives of the awards were met and therefore the full value of the company performance component of the RSUs was not earned. The maximum payout amounts for the 2011 performance restricted stock units reported in the “Stock Awards” column above are as follows: Mr. Timm, $249,366; Mr. McCormick, $249,366 and Mr. Cusick, $179,540. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2009, 2010 and 2011, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	The amounts set forth in the “All Other Compensation” column consist of the following:

Name	Year	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Profit Sharing Contributions under the Company’s 401(k) Profit Sharing Plan	Other Payments		Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Miscellaneous Club Membership Fees
Timothy P. Boyle	2011	$12,250	—	*	—		*	*	*
Gertrude Boyle	2011	$12,250	—	*	$45,500	†	—	*	*
Bryan L. Timm	2011	$12,250	$40,782	*	—		*	—	—
Michael W. McCormick	2011	$12,250	$39,632	*	*		*	—	—
Thomas B. Cusick	2011	$12,250	$22,026	*	*		*	—	—

*	Value less than $10,000

†	Amount relates to security measures established by Columbia for Mrs. Boyle.

2011 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)		All Other Option Awards: Number of Securities Underlying Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Timothy P. Boyle	1/20/2011	207,600	761,200		1,522,400	—	—	—	—		—		—	—
	1/20/2011	—	190,300	(1)	—	—	—	—	—		—		—	—

Gertrude Boyle	1/20/2011	169,600	339,200		678,400	—	—	—	—		—		—	—
	1/20/2011	—	84,800	(1)	—	—	—	—	—		—		—	—

Bryan L. Timm	1/20/2011 1/20/2011 1/20/2011 1/20/2011 1/20/2011	142,800 — — — —	285,600 71,400 — — —	(1)	571,200 — — — —	— — — — —	— — — — —	— — — — —	— — 2,237 — 8,910	(3)	— — — 15,121 —		— — — 59.97 —	— — 127,218 226,987 500,029
	1/20/2011	—	—		—	—	—	—	—		26,860	(3)	59.97	500,018
	3/01/2011	—	—		—	0	2,482	4,220	—		—		—	146,686

Michael W. McCormick	1/20/2011 1/20/2011 1/20/2011 1/20/2011 1/20/2011	142,800 — — — —	285,600 71,400 — — —	(1)	571,200 — — — —	— — — — —	— — — — —	— — — — —	— — 2,237 — 8,910	(3)	— — — 15,121 —		— — — 59.97 —	— — 127,218 226,987 500,029
	1/20/2011	—	—		—	—	—	—	—		26,860	(3)	59.97	500,018
	3/01/2011	—	—		—	0	2,482	4,220	—		—		—	146,686

Thomas B. Cusick	1/20/2011 1/20/2011 1/20/2011 1/20/2011 3/01/2011	80,000 — — — —	160,000 40,000 — — —	(1)	320,000 — — — —	— — — — 0	— — — — 1,787	— — — — 3,038	— — 1,611 — —		— — — 10,888 —		— — — 59.97 —	— — 91,618 163,444 105,612

(1)	Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component also is a maximum amount under the plan.

(2)	At threshold performance no performance-based RSUs will be earned.

(3)	These one-time extraordinary retention awards vest on the fifth anniversary of the grant date.

Narrative Disclosure to Summary Compensation Table and 2011 Grants of Plan-Based Awards Table

Salary

Salaries paid to our named executive officers are set forth in the Summary Compensation Table. The amounts set forth in the “Salary” column of the Summary Compensation Table include payments in 2011 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2011, including Messrs. Timm and McCormick’s 2011 one-time extraordinary long-term equity retention awards, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Boyle (45%), Mrs. Boyle (61%), Mr. Timm (21%), Mr. McCormick (21%), and Mr. Cusick (39%). For fiscal 2011, excluding Messrs. Timm and McCormick’s 2011 one-time extraordinary long-term equity retention awards, salaries paid to Messrs. Timm and McCormick (including the cash-out for personal time off) accounted for the following percentages of their total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Timm (36%) and Mr. McCormick (35%).

Stock Awards

We awarded time-based and performance-based RSUs to our named executive officers under our 1997 Stock Incentive Plan. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2011 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2011 through December 31, 2013 performance period, depending on the extent to which company performance goals are met or exceeded. RSUs earned during the performance period will vest March 2014, subject to approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2011 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer, which vest with respect to 25% of the shares on each of the first four anniversaries of the grant date unless otherwise indicated.

Option Awards

We awarded stock options to our named executive officers under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2011 Grants of Plan-Based Awards Table and vest and become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date unless otherwise indicated.

Non-Equity Incentive Plan Compensation

The Executive Incentive Compensation Plan pursuant to which we grant non-equity incentive plan awards is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount awarded varies according to the achievement of company and individual performance objectives.

The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting. Historically, the Committee has not exercised this discretion to any significant degree.

The Compensation Committee also may reduce or completely eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer, based on factors that it determines warrant such a reduction or elimination. Again, historically the Committee has not exercised this discretion to any significant degree. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer. However, the Committee may authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for a named executive officer’s extraordinary contributions to Columbia.

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2011 Grants of Plan-Based Awards Table represent the threshold, target, and maximum payout amounts payable for achieving the corporate and individual performance objectives under the company’s Executive Incentive Compensation Plan for 2011 awards. A discussion of the corporate performance targets that were achieved is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2011 named executive officer compensation—Short-term incentive compensation” above. For fiscal 2011, including Messrs.

Timm and McCormick’s 2011 one-time extraordinary long-term equity retention awards, the aggregate value of bonuses paid under our Non-Equity Incentive Compensation Plan to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle (53%), Mrs. Boyle (34%), Mr. Timm (16%), Mr. McCormick (16%), and Mr. Cusick (22%). For fiscal 2011, excluding the value of Messrs. Timm and McCormick’s 2011 extraordinary long-term equity retention awards, the aggregate cash bonuses paid to Messrs. Timm and McCormick accounted for the following percentages of their total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Timm (27%) and Mr. McCormick (26%).

All Other Compensation

All other compensation of our named executive officers is set forth in the Summary Compensation Table for Fiscal 2011 and described in greater detail in footnote 3 to the table.

Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 50% of their elective deferrals up to 10% of their total eligible compensation. We also typically make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contribution consists of amounts that are allocated among eligible employees based on a percentage of their annual salary. The total profit sharing contribution is determined each year by the Board of Directors. For 2011, the Board of Directors approved a profit sharing contribution of $500,000 that will be allocated among each eligible employee’s account in 2012. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan, and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2011 Nonqualified Deferred Compensation” table below.

We provide our named executive officers with competitive benefits and, generally, we do not provide perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees. In 2011, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, these benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our President and CEO, and our President and CEO’s qualifying family members with medical insurance at no cost to those individuals, and we reimburse our Chairman and our President and CEO for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay various club membership fees for our Chairman and our President and CEO, and implemented security measures for the benefit of our Chairman.

2011 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6) (j)
Bryan L. Timm	04/19/02	15,000	—		38.29	04/18/12	—		—	—	—
	08/23/02	15,000	—		38.99	08/22/12	—		—	—	—
	03/11/03	18,000	—		33.69	03/10/13	—		—	—	—
	05/13/04	15,000	—		53.12	05/12/14	—		—	—	—
	09/06/05	15,000	—		45.88	09/05/15	—		—	—	—
	07/20/06	5,200	—		43.83	07/19/16	—		—	—	—
	01/18/07	9,500	—		58.26	01/17/17	—		—	—	—
	01/24/08	34,271	729		40.49	01/23/18	—		—	—	—
	01/24/08	—	—		—	—	1,100	(2)	51,205	—	—
	01/23/09	11,420	11,420		31.21	01/22/19	—		—	—	—
	01/23/09	—	—		—	—	3,956	(3)	184,152	—	—
	02/24/09	—	—		—	—	3,010	(4)	140,116	—	—
	01/21/10	—	—		—	—	2,029	(3)	94,450	—	—
	01/21/10	6,682	20,045		41.23	01/20/20	—		—	—	—
	03/29/10	—	—		—	—	368	(3)	17,130	—	—
	03/29/10	—	—		—	—	—		—	0	0
	01/20/11	—	—		—	—	2,237	(3a)	104,132	—	—
	01/20/11	—	15,121	(1a)	59.97	01/19/21	—		—	—	—
	01/20/11	—	—		—	—	8,910	(3b)	414,761	—	—
	01/20/11	—	26,860	(1b)	59.97	01/19/21	—		—	—	—
	03/01/11	—	—		—	—	—		—	0	0

		145,073	74,175				21,610		1,005,946	0	0
Michael W. McCormick	08/07/06	5,500	—		49.65	08/06/16	—		—	—	—
	01/18/07	8,500	—		58.26	01/17/17	—		—	—	—
	01/24/08	31,333	667		40.49	01/23/18	—		—	—	—
	01/24/08	—	—		—	—	960	(2)	44,688	—	—
	01/23/09	11,300	11,300		31.21	01/22/19	—		—	—	—
	01/23/09	—	—		—	—	3,940	(3)	183,407	—	—
	02/24/09	—	—		—	—	2,978	(4)	138,626	—	—
	01/21/10	—	—		—	—	2,029	(3)	94,450	—	—
	01/21/10	6,682	20,045		41.23	01/20/20	—		—	—	—
	03/29/10	—	—		—	—	368	(3)	17,130	—	—
	03/29/10	—	—		—	—	—		—	0	0
	01/20/11	—	—		—	—	2,237	(3a)	104,132	—	—
	01/20/11	—	15,121	(1a)	59.97	01/19/21	—		—	—	—
	01/20/11	—	—		—	—	8,910	(3b)	414,761	—	—
	01/20/11	—	26,860	(1b)	59.97	01/19/21	—		—	—	—
	03/01/11	—	—		—	—	—		—	0	0

		63,315	73,993				21,422		997,194	0	0
Thomas B. Cusick	03/11/03	375	—		33.69	03/10/13	—		—	—	—
	05/13/04	6,000	—		53.12	05/12/14	—		—	—	—
	07/20/06	3,600	—		43.83	07/19/16	—		—	—	—
	01/18/07	5,219	—		58.26	01/17/17	—		—	—	—
	01/24/08	12,847	273		40.49	01/23/18	—		—	—	—
	01/23/09	9,044	9,042		31.21	01/22/19	—		—	—	—
	01/23/09	—	—		—	—	2,882	(3)	134,157	—	—
	02/24/09	—	—		—	—	753	(4)	35,052	—	—
	01/21/10	—	—		—	—	1,346	(3)	62,657	—	—
	01/21/10	4,432	13,295		41.23	01/20/20	—		—	—	—
	03/29/10	—	—		—	—	244	(3)	11,358	—	—
	03/29/10	—	—		—	—	—		—	0	0
	01/20/11	—	—		—	—	1,611	(3a)	74,992	—	—
	01/20/11	—	10,888	(a)	59.97	01/19/21	—		—	—	—
	03/01/11	—	—		—	—	—		—	0	0

		41,517	33,498				6,836		318,216	0	0

(1)	Option Grant Date	Vesting Schedule
	April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
	August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
	March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vested ratably over the following 36 months
	May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vested ratably over the following 36 months
	September 6, 2005	100% vested on September 6, 2006
	July 20, 2006	25% vested on August 7, 2007, and the remaining 75% vest ratably over the following 36 months
	August 7, 2006	25% vested on July 20, 2007, and the remaining 75% vest ratably over the following 36 months
	January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vest ratably over the following 36 months
	January 24, 2008	25% vested on January 24, 2009, and the remaining 75% vest ratably over the following 36 months
	January 23, 2009	25% vest on each anniversary date over four years
	January 21, 2010	25% vest on each anniversary date over four years
	January 20, 2011 (a)	25% vest on each anniversary date over four years
	January 20, 2011 (b)	100% vest on the fifth anniversary date

(2)	These performance-based RSUs have been earned under the individual performance component of the equity-based incentive compensation plan. These RSUs vested on January 3, 2012, since December 31, 2011 was not a stock market trading day.

(3)	Time-based RSU Grant Date	Vesting Schedule
	January 23, 2009	25% vest on each anniversary date over four years
	January 21, 2010	25% vest on each anniversary date over four years
	March 29, 2010	25% vest on each anniversary date over four years
	January 20, 2011 (a)	25% vest on each anniversary date over four years
	January 20, 2011 (b)	100% vest on the fifth anniversary date

(4)	These performance-based RSUs have been earned under the company performance component of the equity-based incentive compensation plan, but have not yet vested. These RSUs vest on December 31, 2012.

(5)	Based on a value of $46.55 per share, the closing market price of our Common Stock on December 30, 201l, the last trading day of 2011.

(6)	At threshold performance no performance-based RSUs will be earned. Assuming target performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest as follows:

Grant Date	Performance Period	Number of Shares	Market Value(7)	Vesting Schedule
March 29, 2010	2010-2012	7,703	$358,575	March 2013, upon Compensation Committee approval
March 1, 2011	2011-2013	6,751	$314,259	March 2014, upon Compensation Committee approval

(7)	Based on a value of $46.55 per share, the closing market price of our Common Stock on December 30, 201l, the last trading day of 2011, multiplied by the indicated number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

2011 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan L. Timm	2,778	167,621
Michael W. McCormick	2,770	167,134
Thomas B. Cusick	3,593	217,585

The named executive officers did not exercise any stock options in 2011.

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in 2011(1)	Matching Company Contributions in 2011(1)	Aggregate Loss in 2011(1)	Aggregate Balance at 12/31/2011(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Bryan L. Timm	$106,063	$40,782	$(18,439)	$447,134
Michael W. McCormick	$154,272	$39,632	$(20,438)	$464,896
Thomas B. Cusick	$48,028	$22,026	$(8,236)	$188,159

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2012 based on 2011 executive contributions; these amounts are also included in amounts reported for 2011 in the All Other Compensation column of the Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation. All other amounts included in the Aggregate Balance column have been reported in the Summary Compensation Table in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan

The named executive officers are eligible to participate in our 401(k) Excess Plan, which became effective in 2008. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the company’s CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contribution for 2011 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of two investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. The funds available under the 401(k) Excess Plan consist of 2 mutual funds with either a balanced or growth investment objective. The investment funds had annualized returns in 2011 of -2.77% and -5.28%, respectively. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Potential Payments Upon Termination or Change in Control

Pursuant to our Change in Control Severance Plan we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither our President and CEO nor our Chairman is eligible to participate in the plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the plan. “Good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a home office relocation of over 75 miles.

Termination without cause or for good reason, following a change in control

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” after a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm, Mr. McCormick and Mr. Cusick is equal to two times the sum of base annual salary plus a pro-rated portion of the officer’s target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a qualifying termination in connection with a change in control, each participant would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

The following table shows the estimated change in control benefits that would have been payable to the named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, in connection with a change in control, as of December 30, 2011.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance- based Restricted Stock Unit Acceleration(4)	Total Lump Sum Payments
Bryan L. Timm	$1,734,000	$23,379	$286,240	$814,625	$326,921	$3,185,165
Michael W. McCormick	$1,734,000	$20,269	$284,023	$813,880	$318,914	$3,171,086
Thomas B. Cusick	$1,200,000	$23,379	$211,088	$283,164	$125,033	$1,842,664

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 30, 2011.

(2)	Option Acceleration. The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $46.55, the closing market price of our Common Stock on December 30, 2011, the last trading day of 2011.

(3)	Time-based Restricted Stock Unit Acceleration. The amounts in the column represent the number of shares that would be issued under the awards, multiplied by a stock price of $46.55 per share, the closing market price of our Common Stock on December 30, 2011, the last trading day of 2011. See “2011 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2011 named executive officer compensation—Equity-based incentives,” above.

(4)	Performance-based Restricted Stock Unit Acceleration. The amounts in the column were calculated using a value of $46.55 per share, the closing market price of our Common Stock on December 30, 2011, the last trading day of 2011, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

Termination without cause

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm, Mr. McCormick and Mr. Cusick would be equal to one and one half times the sum of base annual salary plus a pro-rated portion of the officer’s target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a termination other than in connection with a change in control, Mr. Timm, Mr. McCormick and Mr. Cusick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

The following table shows the estimated severance benefits that would have been payable to each of the named executive officers if his employment was terminated by us without “cause” on December 30, 2011.

Name	Cash Severance Benefit	Insurance Continuation(1)	Total Lump Sum Payments
Bryan L. Timm	$1,300,500	$23,379	$1,323,879
Michael W. McCormick	$1,300,500	$20,269	$1,320,769
Thomas B. Cusick	$900,000	$23,379	$923,379

(1)	Insurance Continuation. The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 30, 2011.

Termination due to Death or Disability

The following table shows the estimated payout for each named executive officer had his employment terminated on December 30, 2011 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.

Name	Time-based Restricted Stock Unit Acceleration(1)
Bryan L. Timm	$814,625
Michael W. McCormick	$813,880
Thomas B. Cusick	$283,164

(1)	Time-based Restricted Stock Unit Acceleration. The amounts in the column represent the number of shares that would be issued under the awards, multiplied by a stock price of $46.55 per share, which was the closing price of our Common Stock on December 30, 2011, the last trading day of 2011. See “2011 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2011 named executive officer compensation—Equity-based incentives,” above.

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION

Shareholders are provided with the opportunity to cast an advisory vote on executive compensation as described below. Columbia values the views of its shareholders and is committed to excellence in the design and effectiveness of Columbia’s executive compensation program.

Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the prior 1-, 3- and 5-year periods was -21.65%, 48.63% and -7.39%, respectively.

The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2011 in more detail. Highlights of the program include the following:

•	For each named executive officer other than Mrs. Boyle, more than 50% of the officer’s actual 2011 compensation was “at-risk,” or subject to performance requirements.

•

Columbia’s 2011 net sales increased $210.5 million, or 14%, to a record $1.694 billion, and 2011 earnings per diluted share were $3.03, compared to $2.26 per diluted share in 2010, resulting in the achievement of 102.5% of the target bonus awards established under the Executive Incentive Compensation Plan.

•

The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of the RSUs vest based on achievement of specified long-term performance goals.

•

In addition, in January 2011, the Compensation Committee awarded each of Messrs. McCormick and Timm, a one-time $1 million (grant date fair value) extraordinary long-term equity award as a way to ensure our retention of these executives. This equity award was awarded half in the form of stock options and half in the form of time-based RSUs, both vesting 100% on the fifth anniversary of the grant date.

•

The named executive officer’s performance-based RSUs for the 2009-2011 performance period were earned based on achieving 123.1% of the target award amounts with respect to the portion based on achievement of the pre-established minimum levels of operating income and return on invested capital; however, the portion of these RSUs vesting based on achievement of pre-established minimum levels of average operating margin relative to peers for that period did not vest and were forfeited.

•	Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•	Salary increases for the named executive officers ranged from 4% to 12% based on market conditions and performance factors.

•	For each named executive officer other than Mrs. Boyle, bonus and equity awards comprised more than 50% of the target total direct compensation.

•

Mr. Boyle’s total cash compensation (salary and bonus) for 2011 was $1,867,821, of which $1,008,590 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan.

•

Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers were consistent with the levels generally provided by competitive companies. Columbia has no long-term cash compensation program for its named executive officers.

•

Each of our executive officers is employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate.

•	In 2011, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.

Columbia believes the compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Although this vote is advisory and non-binding on the Board or the company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board recommends a vote FOR approval of the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the

Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

PROPOSAL 4: APPROVAL OF THE 1997 STOCK INCENTIVE PLAN, AS AMENDED

The Board of Directors is seeking shareholder approval of our amended 1997 Stock Incentive Plan, which we refer to as the Amended Stock Plan. The Board of Directors recently amended the Amended Stock Plan, upon recommendation of its Compensation Committee and subject to shareholder approval, to increase the number of shares of Columbia Common Stock reserved for issuance by 1.5 million shares and to include updated provisions, including provisions relating to performance goals and treatment of equity compensation in a change in control. The material amendments included in the Amended Stock Plan:

•	increase the number of shares of Columbia Common Stock available for issuance under the Amended Stock Plan from 8.9 million to 10.4 million;

•	eliminate “stock option reloading” (the automatic grant of replacement stock options when a stock option is exercised with previously acquired shares);

•	clarify that all stock options must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant;

•

describe additional performance criteria that the Compensation Committee may use in awarding performance-based equity compensation awards to executive officers covered by Section 162(m) of the Internal Revenue Code of 1986, as amended;

•

modify the list of potential triggering events that will constitute a change in control of Columbia under the Amended Stock Plan and the treatment of outstanding equity compensation awards in the event of a change in control of Columbia; and

•	explicitly prohibit Columbia from repricing stock options without shareholder approval.

A copy of the Amended Stock Plan is attached to this Proxy Statement as Appendix A. The summary description of the amendments to the Amended Stock Plan provided above and of the material terms of the Amended Stock Plan provided below are not intended to be a complete description of the Amended Stock Plan. See Appendix A for more detailed information.

Shareholder approval of the Amended Stock Plan pursuant to this Proposal 4 will also constitute re-approval of the Amended Stock Plan for purposes of Section 162(m). In general, this re-approval is required at least once every five years to comply with certain requirements under Section 162(m). See “U.S. Federal Income Tax Consequences” below for more information.

Description of the Amended 1997 Stock Incentive Plan

Share Reserve. Stock options and restricted stock units (RSUs) are the principal long-term incentive compensation elements of our officer and key employee compensation programs, and the Board of Directors believes the Amended Stock Plan is an important tool to attract and retain talented employees and directors. In order to provide many employees with a long-term stake in Columbia’s prosperity, the Board of Directors makes option and RSU grants to key employees, consisting of approximately 386 individuals in the option program and approximately 677 individuals in the RSU program as of March 16, 2012. At March 16, 2012, 936,700 shares of Columbia’s Common Stock remained available for future grants under the Amended Stock Plan. The Board of

Directors believes that additional shares must be reserved for issuance under the Amended Stock Plan, and recommends an increase of 1.5 million shares reserved for issuance under the Amended Stock Plan. The Board of Directors expects that with the additional 1.5 million shares, Columbia will have sufficient shares for its incentive compensation program until the 2016 annual meeting of shareholders, and shareholder approval for additional shares will be sought at that time.

Eligibility. All employees, officers and directors of Columbia and its subsidiaries are eligible to participate in the Amended Stock Plan. Also eligible are non-employee agents, consultants, advisors, and independent contractors of Columbia or any subsidiary.

Administration. The Amended Stock Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of Columbia, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the Amended Stock Plan and generally supervises the administration of the Amended Stock Plan, except that only the Board of Directors may amend, modify or terminate the Amended Stock Plan. The Board of Directors has delegated general authority for making equity grants to the Compensation Committee. The Compensation Committee determines individuals to whom equity grants are made under the Amended Stock Plan and the price and terms of any grants. For further discussion regarding equity granting practices under the plan, see “Compensation Discussion and Analysis—Equity-based incentives,” above. For purposes of the description of the Amended Stock Plan, “Board of Directors” or “Board” shall also mean the Compensation Committee or officer when appropriate.

Termination and Amendment. The Amended Stock Plan will continue until all shares available for issuance under the Amended Stock Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Amended Stock Plan at any time. The Board of Directors may, at any time, modify or amend the Amended Stock Plan, but any modification or amendment may not materially adversely affect a holder’s rights under an outstanding award without the written consent of the holder.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is intended to qualify as an incentive stock option (ISO) as defined in Section 422 of the Internal Revenue Code or a nonqualified stock option (NSO). In either case the option price cannot be less than the fair market value of the Common Stock on the date of grant. Options granted under the Amended Stock Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by Columbia or a subsidiary, within 12 months following termination of employment by reason of death or disability, or otherwise until expiration of the post-termination exercise period. The Amended Stock Plan provides that the Board of Directors may extend at any time prior to the expiration of an option the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option.

Restricted Stock, Restricted Stock Units and Stock Bonus Awards. The Board of Directors may make awards of restricted stock, restricted stock units or stock bonus awards under the Amended Stock Plan and determine the number of shares to be awarded and the terms, conditions and restrictions determined by the Board of Directors at the time such award is made. The restrictions may include restrictions concerning vesting, transferability and forfeiture of the shares awarded.

Repricing Prohibited without Shareholder Approval. The Amended Stock Plan prohibits the Board of Directors from taking the following actions without shareholder approval: (i) lowering the price of an option after it is granted, except with respect to certain adjustments in connection with changes in Columbia’s capital structure, (ii) taking any other action that is treated as repricing under generally accepted accounting principles, or (iii) cancelling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

Performance-Based Awards. The Compensation Committee may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant either in Common Stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if written, objective performance goals established by the Compensation Committee are achieved over a designated period of time. The performance goals for each award will be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to Columbia or any subsidiary, division or other unit of Columbia: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).

Performance goals also may be based on the achievement of specified levels of performance of Columbia (or performance of an applicable business unit) under one or more of the performance criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m), or any successor provision thereto, and the regulations thereunder. The Compensation Committee may provide in any performance-based award that any evaluation of performance may include or exclude any of the following events that occurs during an award period: (i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225 20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Columbia’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect performance-based awards to covered employees, they shall be prescribed in a form that satisfies the requirements for “performance based compensation” within the meaning of Section 162(m)(4)(C), or any successor provision thereto.

Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals. No Section 162(m) covered employee may be awarded in any fiscal year awards, other than performance-based awards, with respect to more than 100,000 shares of Common Stock, stock-based performance awards under which the aggregate amount of shares of Common Stock payable under the awards exceeds the equivalent of 100,000 shares of Common Stock, or cash-based performance awards under which the aggregate amount payable exceeds $3,000,000.

Changes in Capital Structure. The Amended Stock Plan provides that if the outstanding Common Stock is increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of Columbia or of another corporation by reason of any recapitalization, stock split or certain other transactions or changes in Columbia’s corporate or capital structure, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Amended Stock Plan.

Change in Control. In the event of a merger, consolidation or plan of exchange to which Columbia is a party or a sale of all or substantially all of Columbia’s assets or of more than 50% of Columbia’s outstanding shares of Common Stock, the Board of Directors will, in its sole discretion and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding awards under the Amended Stock Plan: (i) outstanding awards will remain in effect in accordance with their terms; (ii) outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in the corporation that is the surviving or acquiring corporation in the transaction (or in a parent corporation); (iii) the Board of Directors will provide a 30-day period prior to the completion of the transaction during which outstanding options shall be exercisable to the extent they are already vested or vest within that period and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate (the Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period), and the Board of Directors may, in its sole discretion, provide that any or all other outstanding awards will terminate, and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of such 30-day period; or (iv) the Board of Directors, in its sole discretion, will provide that outstanding awards will terminate upon or immediately prior to the transaction and that holders of such awards will receive a cash payment, calculated as described in the Amended Stock Plan. The Amended Stock Plan does not require all outstanding awards to be treated similarly in the event of a change in capital structure as described above.

U.S. Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the Amended Stock Plan generally applicable to us and to participants in the Amended Stock Plan who are subject to U.S. federal taxes. The summary is based on the applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price.

Unrestricted Stock Bonus Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance-Based Awards. A participant generally will not recognize income upon the grant of performance-based awards. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance-based awards, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

Tax Consequences to Columbia. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Internal Revenue Code. We intend that awards granted under the Amended Stock Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Code Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the Amended Stock Plan is necessary to ensure that we have the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the Amended Stock Plan that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) from the limits on tax deductibility imposed by Section 162(m).

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended Stock Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the Amended Stock Plan until all tax withholding obligations are satisfied.

Plan Benefits

All awards to employees, officers, directors and consultants under the Amended Stock Plan are made at the discretion of the Board of Directors or appropriate committee or officer. Therefore, the benefits and amounts that will be received or allocated under the Amended Stock Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the

“2011 Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation.” The closing price of our Common Stock, as reported on the NASDAQ Stock Market on March 16, 2012, was $49.06 per share.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR approval of the Amended Stock Plan. The proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Equity Compensation Plan Information

The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	2,215,848	$46.05	1,344,342
1999 Employee Stock Purchase Plan(3)	—	—	474,444
Equity compensation plans not approved by security holders	—	—	—

Total	2,215,848	$46.05	1,818,786

(1)	The number of outstanding shares to be issued under the 1997 Stock Incentive Plan includes stock options and restricted stock units.

(2)	The weighted-average exercise price excludes 296,752 shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.

(3)	The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

ADDITIONAL INFORMATION

Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2011. Written requests should be mailed to Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.

Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2013 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 17, 2012.

Shareholder Proposals Not in Columbia’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2013 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 17, 2012, and no later than January 16, 2013.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2013 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 16, 2013.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the company if elected.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle President and Chief Executive Officer

Portland, Oregon

April 16, 2012

2012 ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 7, 2012

3:00 p.m. Pacific Time

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

DIRECTIONS

From I-5 North of Portland:

•	Take I-5 South to I-405 South

•	Follow I-405 South to Hwy. 26 West

From I-5 South of Portland:

•	Take I-5 North to Hwy. 217 North

•	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive.

APPENDIX A

COLUMBIA SPORTSWEAR COMPANY

1997 STOCK INCENTIVE PLAN, AS AMENDED

1. Purpose. The purpose of this 1997 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2. Shares Subject to the Plan.

2.1 Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~8,900,000~~10,400,000 shares.

2.2 Share Usage. Shares of Common Stock covered by an award shall not be counted as used unless and until they are actually issued and delivered to the Recipient. If all or any portion of an option or Performance~~-~~-based Award granted under the Plan or a restricted stock units award awarded pursuant to Section 7 expires, terminates, ~~or~~ is cancelled, or otherwise does not result in all the shares subject to such award being issued, the unissued shares subject to that option or Performance~~-~~-based Award or restricted stock units award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock ~~unit~~award pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of March 12, 1997. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance~~-~~-based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and the exercise of any Incentive Stock Options granted under the Plan before such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and Performance~~-~~-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance~~-~~-based Awards, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance~~-~~-based Awards, any outstanding restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the

Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

4.4 Non -U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan or to permit the Plan to operate in a qualified or tax-efficient manner, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non -U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub -plans for these purposes.

5. Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non -Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance -based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. ~~No employee may be granted options for more than an aggregate of 100,000 shares of Common Stock in connection with the hiring of the employee or 100,000 shares of Common Stock in any calendar year otherwise.~~

6. Option Grants.

6.1 General Rules Relating to Options.

6.1 -1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non -Statutory Stock Option. ~~At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.~~

6.1 -2 Exercise of Options. Except as provided in Section 6.1 -4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1 -4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1 -3 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1 -4 Termination of Employment or Service.

6.1 -4(a) General Rule. Unless otherwise determined by the Board of Directors or unless otherwise required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1 -4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post -termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post -termination exercise period for a grant is set forth in an option agreement.

6.1 -4(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long -term disability policy.

6.1 -4(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1 -4(d) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time prior to the expiration of an option extend the applicable post -termination exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1 -4(e) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1 -4(f) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1 -5 Purchase of Shares.

6.1 -5(a) Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the ~~Company’s~~ receipt by the Company, or by a broker or other agent as directed or approved by the Company, of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1 -5(b) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. ~~Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months.~~ The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a Non-Statutory ~~s~~Stock ~~o~~Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1 -5(c) Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non -U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.

6.1 -5(d) Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1 -6 Limitations on Grants to Non -Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non -exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2 -4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six -month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2 -1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non -Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non -Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non -Statutory Stock Option stock.

6.2 -2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2 -4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2 -3 Duration of Options. Subject to Sections 6.1 -2, 6.1 -4 and 6.2 -2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2 -4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2 -2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2 -5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving any amendment to the Plan that constitutes the adoption of a new Plan for purposes of Section 422 of the Code. If the Company’s shareholders do not approve the Plan within 12 months of such adoption or amendment, any Incentive Stock Options granted under the Plan after the date of such adoption or amendment will be treated as Non-Statutory Stock Options.~~an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.~~

6.2 -6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non -Statutory Stock Options. Non -Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3 -1 Option Price. The option price for Non -Statutory Stock Options shall be determined by the Board of Directors at the time of grant.~~and may be any amount determined by the Board of Directors.~~ Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the

Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.3 -2 Duration of Options. Non -Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7. Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, ~~or~~ local or non-U.S. tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8. Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, ~~or~~ local, or non-U.S. tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

9. Performance -based Awards. The ~~Board of Directors~~Committee may grant awards intended to qualify as qualified performance -based compensation under ~~Section~~ Section 162(m) of the Code and the regulations thereunder to any “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision (“Performance -based Awards”). Performance -based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the ~~Board of Directors~~Committee, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance -based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Committee~~Board of Directors~~ shall determine the period of time for which a Performance -based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Committee~~Board of Directors~~ shall establish in writing objective~~s~~ performance goals (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.

9.2-1 The Performance Goals for each Performance-based Award ~~award~~ shall be one or more targeted levels of performance with respect to one or more of the following “performance criteria”~~objective measures~~ with respect to the Company or any Business Unit as reported or calculated by the Company: earnings, earnings per share, book value per share, stock price appreciation~~increase~~, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital). ~~or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors).~~

9.2-2 Performance Goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Business Unit) under one or more of the performance criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

9.2-3 The Committee may provide in any Performance-based Award that any evaluation of performance may include or exclude any of the following events that occurs during an Award Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Performance-based Awards to covered employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

9.2-4 The ~~Board of Directors~~Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance -based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4).

9.2-5 The Committee~~Board of Directors~~ may establish other restrictions to payment under a Performance -based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Maximum Awards. No ~~participant~~ covered employee may ~~receive~~ be awarded in any fiscal year awards, other than Performance-based Awards, with respect to more than 100,000 shares of Common Stock, Stock Performance Awards under which the aggregate amount of shares of Common Stock payable under the Awards exceeds the equivalent of 100,000 shares of Common Stock, or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.

9.4 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, ~~and~~ local, or non-U.S. tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required tax withholding obligation.

9.5 Effect on Shares Available. The payment of a Performance -based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

10. Changes in Capital Structure.

10.1 Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other Company by reason of any stock split, reverse stock split, spin off, combination or exchange of shares, dividend payable in shares, distribution to shareholders other than a normal cash dividend or recapitalization, ~~or~~ reclassification, or other change in the Company’s corporate or capital structure, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and awards, or portions thereof then unexercised or not yet vested or settled, shall be exercisable or payable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split -up, split -off, spin -off or~~,~~ reorganization ~~or liquidation~~ to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets or of more than 50% of the Company’s outstanding shares of Common Stock (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding ~~options~~ awards under the Plan, in each case provided that the Transaction is consummated:

10.2 -1 Outstanding ~~options~~ awards shall remain in effect in accordance with their terms.

10.2 -2 Outstanding ~~options~~ awards shall be assumed, converted into or exchanged for ~~options to purchase~~ awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction (or in a parent corporation). The amount and~~,~~ type of securities subject thereto and exercise price of ~~the~~ any converted options shall be determined by the Board of

Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the assumed converted or exchanged~~options~~ awards shall be vested and/or free from applicable restrictions only to the extent that such~~the vesting~~ requirements relating to awards~~options~~ granted hereunder have been satisfied.

10.2 -3 The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period. The Board of Directors may, in its sole discretion, provide that any or all other outstanding awards granted under the Plan shall terminate upon or immediately prior to the consummation of the Transaction and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of the period provided as described in this Section 10.2-3 or upon or immediately prior to the consummation of the Transaction.

10.2-4 The Board of Directors, in its sole discretion, shall provide that outstanding awards shall terminate either upon or immediately prior to consummation of a Transaction and that holders of such awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Transaction, or, in the event the Transaction does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Board of Directors in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding awards (to the extent then vested and/or exercisable or whether or not then vested and/or exercisable, as determined by the Board of Directors in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such awards, if any.

10.2-5 For the avoidance of doubt, nothing in this Section 10.2 requires all outstanding awards to be treated similarly.

10.3 Dissolution of the Company. ~~In~~ Unless otherwise determined by the Board of Directors in its sole discretion, in the event of the dissolution or liquidation of the Company, ~~options~~ outstanding awards shall automatically terminate immediately prior to such dissolution or liquidation of the Company~~be treated in accordance with Section 10.2--3~~. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the Board of Directors, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, ~~and~~ stock bonuses, restricted stock units and Performance -based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in exchange or substitution for, or in connection with the assumption or conversion of, existing options, stock bonuses, restricted stock units, Performance -based Awards and restricted stock granted, awarded or issued by another corporation and assumed, converted, exchanged or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11. Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder to a material extent.

12. Approvals. The Company’s obligations under the Plan are subject to the approval of federal, state and non -U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non -U.S. ~~securities~~ laws, rules or regulations.

13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

15. Option Repricing. In no event shall the Board or Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments provided in Section 10; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

16. Section 409A of the Code. The Plan and awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, the Plan and any award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any award granted under the Plan to which Section 409A applies, all references in the Plan or any award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any award granted under the Plan during the six-month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to awards granted under the Plan.

COLUMBIA SPORTSWEAR COMPANY 14375 NW SCIENCE PARK DRIVE PORTLAND, OR 97229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44300-P20655	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COLUMBIA SPORTSWEAR COMPANY					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Gertrude Boyle	06)	Andy D. Bryant
	02)	Timothy P. Boyle	07)	Edward S. George
	03)	Sarah A. Bany	08)	Walter T. Klenz
	04)	Murrey R. Albers	09)	Ronald E. Nelson
	05)	Stephen E. Babson	10)	John W. Stanton
									For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.								☐	☐	☐
3.	To approve, by non-binding vote, executive compensation.								☐	☐	☐
4.	To approve the 1997 Stock Incentive Plan, as amended.								☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)							☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report to Shareholders are available at www.proxyvote.com.

M44301-P20655

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

JUNE 7, 2012

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Thomas B. Cusick and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 7, 2012 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote for a substitute or substitutes.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side